Gryphon Gold Provides Update on Production

November 9, 2011 - Gryphon Gold Corporation (GGN:TSX; GYPH:OTC.BB) Gryphon Gold is pleased to provide an update of the production activities at its wholly owned Borealis oxide gold heap leach operation.

Gryphon Gold broke ground and began construction activities on the Borealis oxide gold heap leach operation on June 6, 2011, which was funded using proceeds of its $10 million public offering closed in May, 2011. Construction of the project remained on schedule and below budget through the first three months. Gryphon Gold began stacking heap leach pads in early September and began the leaching cycle on September 26, 2011, and fluid return from the heap leach pad began in less than 24 hours. The carbon columns were activated in early October and the first loaded carbon was shipped to Just Refiners, Inc. in Reno, Nevada on October 13, 2011.

Gryphon Gold is unable to issue assays on the loaded carbon until the gold and silver assays are settled with Just Refiners. Gryphon Gold estimates that the loaded carbon gold and silver assays from the October shipments will assay approximately 15%-20% of gold and silver that will be loaded on carbon when the Borealis oxide gold heap leach operation is loading at full capacity.

Final settlement assays routinely require the use of third party independent evaluators, and the final payments to Gryphon Gold are expected 6 to 7 weeks from the shipment date. Gryphon Gold management projects that the ramp up of production through the end of the year will produce 3,700 gold equivalent ounces and the total estimated production for the 2012 calendar year will be 43,600 gold equivalent ounces.

October production would have been near or at plan if overliner production had met planned overliner targets. (The overliner material is coarse screened material that forms a protective drainage layer between the HDP 80 mil liner and the agglomerated heap material.) The 3’ overliner layer is being crushed and screened by a contractor using Borealis waste material that has a gold grade averaging .012 oz./ton. To date the contractor has not maintained a rate of production to allow for full crusher utilization by Gryphon Gold. To increase overliner production, Gryphon has utilized the services of a second contractor to provide additional screened material from a local quarry.

To compensate for the shortfall in overliner production, Gryphon Gold will take immediate action as follows: 1) A second layer of heap material will be placed over the first layer of heap material that has been leached, and 2) The second heap will be placed with a height of 25 feet versus the 12 feet height doubling the capacity per square foot of liner. These two actions are anticipated to provide approximately 6 weeks of stacking capacity at 5000 tons per day giving the contractor the time to complete the overliner for the remainder of the heap leach pad.

“The phased approach on a limited budget is a very aggressive manner to bring a mine into production. To date we have performed ahead of expectations in terms of the construction timeline. In terms of production data, the gold recovery to fluid to date is estimated at 35% with heaps still receiving cyanide and producing ounces, and recovery of gold to carbon running at approximately 97.7%” said John Key, Gryphon CEO. “The overliner production has limited our ability to place material on the heap leach pad and we are committed to taking the actions to clear the way to full production.”

For further information please contact:

John L. Key, CEO and President
1-775-883-1456 jkey@gryphongold.com

Lisanna M. Lewis, Vice President, Treasurer, Investor Relations
1-604-261-2229 llewis@gryphongold.com

ABOUT GRYPHON GOLD:

Gryphon Gold is a Nevada-focused gold exploration company. The Company’s principal property is its Borealis gold project located in the Walker Lane gold belt of western Nevada.

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to statements relating to the Company’s plans to increase performance at its Borealis Oxide Heap Leach Project; gold and silver assay estimates; expectations related to shipping, delivery, sales and revenue from gold and silver sales at the Borealis Oxide Heap Leach Project; assumptions related to revenue and ability to fund operations, capital requirements and exploration; assumptions related to gold grade and recoverability, success of exploration and drill programs and other statements relating to plans, estimates, objectives, and timing. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that additional financing for the development of the Borealis Oxide Heap Leach Project, may be required, and if so, may not be available on terms satisfactory to the Company if at all, risks associated with the start up of mining operations, and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K, as filed with the SEC and Canadian securities regulatory authorities on June 30, 2011, and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.